UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 1, 2015

SOLARFLEX CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333-168068

Delaware	42-1771817
(State of Incorporation)	(I.R.S. Employer Identification No.)

Jl. Multatuli, No.8A, Medan Indonesia	20151
(Address of Registrant's Office)	(ZIP Code)

Registrant's Telephone Number, including area code: +62-819-6016-168

12 Abba Hillel Silver Street, 11th Floor, Ramat Gan 52506, Israel
(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 2, 2015, the Registrant filed an 8-K disclosing that it had entered into an Exclusive License Agreement with PT Kinerja Indonesia for a world-wide license to use and commercially exploit certain technology and intellectual property (the "KinerjaPay IP"), an eCommerce platform that provides users with the convenience of e-Wallet service for bill transfer and online shopping having advanced functionality and is among the first portals to allow users the convenience to top-up phone credit.

As a condition to the Exclusive License Agreement and in furtherance of the Registrant's business plan to develop and commercially exploit the KinerjaPay IP, the Registrant agreed, among other things, to raise equity capital in a Reg S Offering in the minimum amount of $500,000 and the maximum amount of $2.5 million and implement a reverse split of the Registrant's 139,610,386 issued and outstanding shares of common stock on a 1 for 30 basis. On January19, 2016, the Registrant closed the minimum offering upon its receipt of subscription proceeds of in excess of $500,000 under its Reg S Offering, which proceeds are available for release to the Registrant's operating account while the Reg S Offering is continuing.

The Registrant will file a Preliminary Information Statement on Schedule 14C pursuant to which the Registrant shall authorize the following corporate actions: (i) change its name from Solarflex Corp. to KinerjaPay Corp. to more accurately reflect its new business operations; (ii) amend its Certificate of Incorporation to increase its authorized capital stock from 500 million shares, consisting solely of common stock, to 510 million shares consisting of 500 million shares of common stock and 10 million shares of preferred stock; and (iii) implement the 1 for 30 reverse stock split, which will result in 4,653,680 shares of common stock issued and outstanding.

The Registrant, in connection with the closing of the minimum under the Reg S Offering, has also moved its corporate offices from 12 Abba Hillel Silver Street, 11th Floor, Ramat Gan 52506, Israel to Jl. Multatuli, No.8A, Medan 20151, Indonesia. Sergei Rogov, the Registrant's CEO and CFO will continue to serve in those capacities for the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SOLARFLEX CORP.

By:	/s/ Sergei Rogov
Name:	Sergei Rogov
Title:	Chief Executive Officer

Date: January 19, 2016